Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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1ST CENTURY BANCSHARES, INC.
(Name of Registrant as Specified In Its Charter)

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1875 Century Park East, Suite 1400

Los Angeles, California 90067

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS

DATE:	Thursday, May 26, 2011
TIME:	8:00 a.m.
PLACE:	1875 Century Park East, Suite 100 Los Angeles, California 90067

To the Stockholders of 1st Century Bancshares, Inc.:

Notice is hereby given that, pursuant to its bylaws and the call of its Board of Directors, the annual meeting of stockholders of 1st Century Bancshares, Inc. will be held at the above date and time, for the following purposes, all as set forth in the attached proxy statement:

Proposal No. 1: Election of Directors.  To elect the following persons to serve on the Board of Directors until the next annual meeting of the stockholders and until his or her successor is elected and has been duly qualified:

William S. Anderson	Eric M. George	Alan I. Rothenberg

Dave Brooks	Alan D. Levy	Nadine I. Watt

Joseph J. Digange	Robert A. Moore	Lewis N. Wolff

Jason P. DiNapoli	Barry D. Pressman, M.D.	Stanley R. Zax

Proposal No. 2: Ratification of Appointment of Independent Registered Public Accounting Firm.  To ratify the appointment of Perry-Smith LLP as 1st Century Bancshares, Inc.’s independent registered public accounting firm for the year ending December 31, 2011.

Other Business. To transact such other business as may properly come before the annual meeting and at any and all adjournments thereof.

Only stockholders of record at the close of business on March 28, 2011 will receive notice of, and be eligible to vote at, the annual meeting.

IT IS IMPORTANT THAT ALL STOCKHOLDERS VOTE.  WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE, REGARDLESS OF WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON.  YOU MAY ALSO VOTE BY TELEPHONE OR BY INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD.  IF YOU DO ATTEND THE ANNUAL MEETING, YOU MAY REVOKE ANY PROXY PREVIOUSLY SUBMITTED BY VOTING IN PERSON.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 26, 2011:

THIS PROXY STATEMENT AND OUR ANNUAL REPORT TO STOCKHOLDERS FOR THE FISCAL YEAR ENDED DECEMBER 31, 2010 ARE AVAILABLE, FREE OF CHARGE, AT

http://www.1cbank.com/annualmeetingmaterials.html.

Los Angeles, California	By Order of the Board of Directors
April 18, 2011

Alan I. Rothenberg, Chairman of the Board &	Jason P. DiNapoli, President, Chief Operating Officer &
Chief Executive Officer	Corporate Secretary

1875 Century Park East, Suite 1400

Los Angeles, California 90067

PROXY STATEMENT

This proxy statement contains information about the 2011 annual meeting of stockholders (the “Annual Meeting”) of 1st Century Bancshares, Inc., (“1st Century Bancshares”) to be held on Thursday, May 26, 2011, beginning at 8:00 a.m., local time, at 1st Century Bancshares’ principal executive office located at 1875 Century Park East, Suite 100, Los Angeles, California 90067, and at any postponements or adjournments of the meeting.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why Did You Send Me this Proxy Statement?

We sent you the notice of Annual Meeting; this proxy statement and the enclosed proxy card because our Board of Directors is soliciting your proxy to vote at the Annual Meeting.  This proxy statement contains information that we are required to provide you under the rules of the U.S. Securities and Exchange Commission (the “SEC”) and that is designed to assist you in voting your shares. You do not need to attend the Annual Meeting to vote your shares.  Instead, you may simply complete, sign and return the enclosed proxy card. You may also vote by telephone or by internet by following the instructions on the enclosed proxy card.

Any proxy given may be revoked at any time prior to its exercise by filing, with our Corporate Secretary, an instrument revoking such proxy or by the filing of a duly executed proxy bearing a later date.  Any stockholder present at the Annual Meeting who has given a proxy may revoke it by voting his or her shares in person if such stockholder so desires.

Along with this proxy statement, we are also sending you our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, which includes our consolidated financial statements.

We will begin sending this proxy statement, notice of Annual Meeting and the enclosed proxy card on or about April 18, 2011, to all stockholders entitled to vote at the Annual Meeting and at any postponements or adjournments thereof.  The record date for those stockholders entitled to vote at the Annual Meeting is March 28, 2011.  On March 28, 2011, there were 9,299,529 shares of our common stock issued and outstanding.  Common stock is our only class of capital stock.

On What Am I Voting and What is the Minimum Vote Required to Approve Each Proposal?

The matters to be considered at the Annual Meeting are:

Proposal No. 1: Election of Directors.  To elect twelve (12) persons to serve on the Board of Directors for a term of one year until the 2012 annual meeting of stockholders and until each of their respective successors are elected and duly qualified. Nominees will be elected as directors by a plurality of the votes cast.

Proposal No. 2: Ratification of Appointment of Independent Registered Public Accounting Firm.  To ratify the appointment of  Perry-Smith LLP as 1st Century Bancshares’ independent registered public accounting firm for the year ending December 31, 2011.  The affirmative vote of a majority of the votes represented and entitled to vote at the annual meeting is required for the approval of this proposal.

Other Business.  To transact such other business as may properly come before the Annual Meeting and at any and all adjournments thereof. With respect to any other item of business that may come before our Annual Meeting, the proxy holders will vote the proxy in their discretion and in accordance with their best judgment.

How Many Votes Do I Have?

Each share of common stock entitles you to one vote.  The proxy card indicates the number of shares of common stock that you own as of the record date and therefore are entitled to vote with respect to any matter properly brought before the meeting.  Cumulative voting is not permitted.

Stockholder of Record: Shares Registered in Your Name

If, on March 28, 2011, your shares of common stock were registered directly in your name with 1st Century Bancshares’ transfer agent, Registrar & Transfer Company, then you are a stockholder of record.  As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy.  Whether or not you plan to attend the Annual Meeting, we urge you to sign, date and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Nominee

If, on March 28, 2011, your shares were held in an account at a bank, brokerage firm or other agent or nominee, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting.  As a beneficial owner, you have the right to direct your bank, broker or other agent or nominee on how to vote the shares in your account.  You are also invited to attend the Annual Meeting.  However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you provide a legal proxy issued in your name from your bank, broker or other agent or nominee.

If you hold your shares in street name, it is critical that you provide instructions to your bank or broker on how to cast your vote if you want it to count in the determination of the election of directors (Proposal No. 1 of this proxy statement). If you hold your shares in street name and you do not instruct your bank or broker how to vote in the election of directors, no votes will be cast on your behalf on Proposal No. 1.

What Constitutes a Quorum?

A majority of the outstanding shares of our common stock entitled to vote at the Annual Meeting must be present, in person or by proxy, in order to constitute a quorum.  We can only conduct the business of the Annual Meeting if a quorum has been established.  Abstentions and broker non-votes, if any, will be counted as shares present for purposes of determining the presence of a quorum.

How do I Vote by Proxy?

Even if you plan to attend the Annual Meeting, we urge you to vote your shares by proxy today.

Please sign, date and return the proxy card in the enclosed pre-paid envelope.  You may also vote telephonically or online by following the easy instructions shown on the enclosed proxy card.  By casting your vote by telephone, by Internet or by mail, you are authorizing the individuals listed on the proxy card to vote your shares in accordance with your instructions.

If you are a beneficial owner of shares registered in the name of your bank, broker or other agent or nominee, you should have received a voting instruction form enclosed with these proxy materials from that organization rather than from 1st Century Bancshares.  Simply sign, date and mail the voting instruction form in the postage-paid envelope provided to ensure that your vote is counted.  You may also vote telephonically or online by following the easy instructions shown on the voting instruction form provided by your bank, broker or other agent or nominee.

How do I Vote in Person at the Annual Meeting?

If you are a stockholder of record, you can attend the Annual Meeting and vote in person the shares you hold directly in your name.  If you choose to do so, please bring proof of identification.  If you want to vote in person at our Annual Meeting and you hold our common stock through a bank, broker or other agent or nominee, you must obtain a legal proxy from that organization and bring it to our Annual Meeting.  Follow the directions on the voting instructions form furnished to you by your bank, broker or other agent or nominee included with these proxy materials, or contact your bank, broker or other agent or nominee to request a legal proxy.  If you vote in person at the Annual Meeting, you will revoke any prior proxy you or your bank, broker or other agent or nominee may have submitted with respect to the shares of common stock you own of record or beneficially.

What if I do not Specify How My Shares are to be Voted on the Proxy Card?

If the proxy card does not specify how your shares are to be voted and you are the stockholder of record, your shares represented by the proxy card will be voted “FOR” each of 1st Century Bancshares’ twelve nominees to the Board of Directors and “FOR” Proposal No. 2.  If you hold your shares in “street name,” refer to the paragraph immediately below for information as to how your shares may be voted.  If any other matter is properly presented at the Annual Meeting, the individuals named on your proxy card will vote your shares in their discretion and using their best judgment.  At the time of the mailing of this proxy statement, we know of no matters to be acted upon at the Annual Meeting, other than those discussed in this proxy statement.

What is the Effect of Broker Non-Votes and Abstentions?

Under the rules that govern brokers who have record ownership of shares that they hold in “street name” for their clients who are the beneficial owners of the shares, brokers have the discretion to vote such shares on routine matters, such as ratification of independent registered public accounting firms, but not on non-routine matters, such as director elections or stockholder proposals. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a non-routine matter because the broker has not received voting instructions from the beneficial owner and the broker lacks discretionary authority to vote the shares because of the non-routine nature of the matter.

Abstentions and broker non-votes, if any, will be counted as shares present for purposes of determining the presence of a quorum. However, abstentions will not be counted as votes cast for purposes of determining which directors have received a plurality of the votes in connection with the election of directors or whether the ratification of the appointment of Perry-Smith LLP has received a majority of the votes present and entitled to vote at the Annual Meeting and therefore will have no effect on the results of the vote for the election of directors and will have the same effect as a vote cast against ratification of the appointment of Perry-Smith LLP.

May I Change My Vote After I Return My Proxy?

Yes, a person giving a proxy has the power to revoke it.  If you submit a proxy by mail, by telephone or by Internet, you may revoke such proxy and change your vote at any time before the voting is conducted at the Annual Meeting.  You may change your vote in any one of three ways:

•                  You may submit another executed proxy card with a later date, or vote again by telephone or by Internet.

•                 You may notify our Corporate Secretary in writing before the Annual Meeting that you wish to revoke your proxy.

•                  You may attend the Annual Meeting and vote in person, however, your attendance at the Annual Meeting, in and of itself, will not revoke your earlier proxy.

Who Conducts the Proxy Solicitation?

1st Century Bancshares is soliciting the proxies and will bear the entire cost of this solicitation, including the preparation, assembly, printing and mailing of this proxy statement and any additional materials furnished to our stockholders.  Copies of solicitation material will be furnished to banks, brokerage houses and other agents holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to these beneficial owners. If asked, we will reimburse these persons for their reasonable expenses in forwarding the solicitation material to the beneficial owners. 1st Century Bancshares has requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward all solicitation materials to the beneficial owners of the shares they hold of record. None of our directors have informed us in writing that he or she intends to oppose any action intended to be taken by us at the Annual Meeting.

What are the Recommendations of the Board of Directors?

The 1st Century Bancshares Board of Directors unanimously recommends that you vote “FOR” the election of all of the nominees for director and “FOR” the ratification of Perry-Smith LLP as 1st Century Bancshares’ independent registered public accounting firm.

How Do I Obtain an Annual Report on Form 10-K?

Together with this proxy statement, we have distributed to each of our stockholders our Annual Report on Form 10-K for the year ended December 31, 2010, which includes the consolidated financial statements of 1st Century Bancshares and the report thereon of Perry-Smith LLP, 1st Century Bancshares’ independent registered public accounting firm.  If you did not receive the Annual Report on Form 10-K (or would like another copy), you may obtain a copy from our website at www.1cbank.com or we will send it to you without charge.

The Annual Report on Form 10-K includes a list of exhibits filed with the SEC, but the Annual Report on Form 10-K we have delivered to you does not include the exhibits.  If you wish to receive copies of the exhibits, we will send them to you.  Expenses for copying and mailing will be your responsibility.  Please write to: Jason P. DiNapoli, Corporate Secretary, 1st Century Bancshares, Inc., 1875 Century Park East, Suite 1400, Los Angeles, CA 90067, (310) 270-9500.

Do I have Rights of Appraisal or Similar Rights of Dissenters with Respect to Any Matter to be Acted upon at the 2011 Annual Meeting?

Neither of the two proposals to be acted upon at the Annual Meeting and discussed in this proxy statement carry rights of appraisal or similar rights of dissenters.

PROPOSAL NO. 1:

ELECTION OF DIRECTORS

Nominees

The twelve persons named below, all of whom are currently members of our Board of Directors, have been nominated for election to serve for a term of one year until the date of the next annual stockholders meeting and until their successors have been elected and qualified:

William S. Anderson	Eric M. George	Alan I. Rothenberg

Dave Brooks	Alan D. Levy	Nadine I. Watt

Joseph J. Digange	Robert A. Moore	Lewis N. Wolff

Jason P. DiNapoli	Barry D. Pressman, M.D.	Stanley R. Zax

Each of the above nominees was recommended to the Nominating and Corporate Governance Committee by our Chief Executive Officer, approved by our Nominating and Corporate Governance Committee to be included on our proxy card and upon the recommendation of the Nominating and Corporate Governance Committee approved by our Board of Directors. Our Nominating and Corporate Governance Committee has not received any recommendations from stockholders regarding nominees for election at the upcoming Annual Meeting.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for the twelve nominees named above. If any of our nominees is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by the present Board of Directors to fill the vacancy. It is not presently expected that any of the nominees named above will be unable or will decline to serve as a director. If additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in a manner to assure the election of as many of the nominees listed above as possible. In such event, the specific nominees to be voted for will be determined by the proxy holders.

The Board of Directors recommends that our stockholders vote “FOR” the twelve persons named above.

INFORMATION ABOUT OUR DIRECTORS AND EXECUTIVE OFFICERS

The table below shows the present executive officers and nominees for the Board of Directors of 1st Century Bancshares, their ages as of March 28, 2011, the date on which they first became a director or executive officer of 1st Century Bancshares and their business experience during the past five years.

Name	Relationship to 1st Century Bancshares	Age	Director or Executive Officer of 1st Century Bancshares Since	Business Experience During the Past Five Years

William S. Anderson	Director	52	September 2007

Chairman, Chief Executive Officer of First Beverage Group; former Executive Vice President of Topa Equities, Ltd.; former President of Topa Properties, Ltd.; former attorney with O’Melveny & Myers; Director on the Boards of Acacia Research Corporation and Topa Equities, Ltd; serves on the Advisory Board of Lineage Capital Partners; former Director on the Boards of Topa Insurance Company, New Belgium Brewing Company and The Rising Beverage Company; and former member on the Advisory Committee of Altamar Brands.

Mr. Anderson, through his years of experience as an executive in a variety of industries, along with his board experience at several corporations, has developed certain knowledge and skills that benefit 1st Century Bancshares in the areas of financial analysis, real estate evaluation and assessment and long- and short-term strategic planning.

Dave Brooks	Director	75	September 2007

Retired Owner, President and Chief Executive Officer of Mara Escrow Company of Beverly Hills; current owner, officer and director of Canon Escrow and Scright Escrow; owner of M.A.R.A., Inc. and its subsidiaries; and appears as expert witness in connection with escrow litigation.

Mr. Brooks, through his years of experience as an executive in the real estate industry, has developed certain knowledge and skills that benefit 1st Century Bancshares in the areas of real estate evaluation and risk assessment and management.

Joseph J. Digange	Director	84	September 2007

Retired President, Chief Operating Officer and Director of former Western Bank.

Mr. Digange, through his years of management experience as an executive in the banking industry, has developed certain knowledge and skills that benefit 1st Century Bancshares in the areas of internal audit, asset/liability management and long- and short-term growth initiatives.

Name	Relationship to 1st Century Bancshares	Age	Director or Executive Officer of 1st Century Bancshares Since	Business Experience During the Past Five Years

Jason P. DiNapoli	President, Chief Operating Officer, Director & Corporate Secretary	42	September 2007

Current President, Chief Executive Officer, Director and Corporate Secretary of 1st Century Bank, N.A. (subsidiary of 1st Century Bancshares, Inc.); former Executive Vice President and former Senior Vice President, 1st Century Bank, N.A.; and Vice President Finance, J P DiNapoli Companies Inc.

Mr. DiNapoli, through his leadership and management experience as an executive in the banking industry, has developed certain knowledge and skills that benefit 1st Century Bancshares in the areas of financial analysis, risk assessment, compliance, asset/liability management, strategic planning and growth initiatives. Mr. DiNapoli also provides an in-depth knowledge of the daily operations of 1st Century Bancshares and strong management and analytical skills.

Eric M. George	Director	42	May 2008

Partner of Browne Woods George LLP; Member of Federal and State Judicial Selection Advisory Committees; and Director on the Boards of Brotman Medical Center, Inc. and Bet Tzedek.

Mr. George, through his years of legal and transaction related experience, has developed certain knowledge and skills that benefit 1st Century Bancshares in the areas of financial analysis, risk assessment and management and compliance.

Alan D. Levy	Director	72	September 2007

Chairman of the Board and Chief Executive Officer of Tishman International Companies.

Mr. Levy, through his years of management experience as an executive in the real estate industry, has developed certain knowledge and skills that benefit 1st Century Bancshares in the areas of real estate transactions, real estate evaluation and strategic planning.

Robert A. Moore	Director	68	September 2007

Former Executive Vice President & Chief Credit Officer of 1st Century Bank, N.A. (subsidiary of 1st Century Bancshares, Inc.); and former Executive Vice President and Chief Credit Officer of City National Bank, N.A.

Mr. Moore, through his years of experience as a chief credit officer in the banking industry, has developed certain knowledge and skills that benefit 1st Century Bancshares in the areas of credit risk assessment, lending and strategic planning.

Barry D. Pressman, M.D.	Director	67	September 2007

Physician, Radiologist, Chairman of the Department of Imaging, Cedars-Sinai Medical Center.

Dr. Pressman, through his years of experience in management and medicine, has developed certain knowledge and skills that benefit 1st Century Bancshares in the areas of financial analysis, risk assessment, internal audit, asset/liability management, and strategic planning.

Name	Relationship to 1st Century Bancshares	Age	Director or Executive Officer of 1st Century Bancshares Since	Business Experience During the Past Five Years

Alan I. Rothenberg	Chairman of the Board of Directors and Chief Executive Officer	71	September 2007

Chairman of the Board of Directors of 1st Century Bank, N.A. (subsidiary of 1st Century Bancshares, Inc.); retired partner of Latham & Watkins; mediator and arbitrator and a consultant to major corporations; Chairman of Premier Partnerships, a sports and entertainment marketing and consulting firm; Director on the Board of California Pizza Kitchen (NASDAQ:CPKI); former Director on the Boards of Zenith National Insurance Corp. (NYSE:ZNT) and Arden Realty, Inc. (NYSE:ARI); and former President of the Los Angeles Board of Airport Commissioners.

Mr. Rothenberg, through his years of leadership and management experience as an executive in the banking and legal industries, has developed certain knowledge and skills that benefit 1st Century Bancshares in the areas of financial analysis, risk assessment, real estate transactions, compliance and strategic planning. Mr. Rothenberg also provides 1st Century Bancshares management and leadership skills to execute strategic initiatives and manage 1st Century Bancshares’ business risks.

Bradley S. Satenberg	Executive Vice President & Chief Financial Officer	40	December 2009

Current Executive Vice President & Chief Financial Officer of 1st Century Bank, N.A. (subsidiary of 1st Century Bancshares, Inc.); former Managing Director and Deputy Chief Financial Officer of Imperial Capital Bancorp, Inc.

Nadine I. Watt	Director	42	May 2008

President of Watt Plaza Twin Towers, Inc.; Director of Marketing of Watt Companies; former Vice President of Watt Genton Associates; Membership co-chair for the Los Angeles Business Council; Executive Committee for Los Angeles Real Estate and Construction council for the City of Hope; Director on the Boards of Brentwood School and California Science Center; and former Director on the Board of Best Buddies California.

Ms. Watt, through her years of experience as an executive in the real estate industry and her involvement on a variety of boards, has developed certain knowledge and skills that benefit 1st Century Bancshares in the areas of financial analysis, risk assessment and management, real estate transactions, real estate evaluation and strategic planning.

Name	Relationship to 1st Century Bancshares	Age	Director or Executive Officer of 1st Century Bancshares Since	Business Experience During the Past Five Years

Lewis N. Wolff	Director	75	September 2007

Chairman and Chief Executive Officer of Wolff Urban Development, LLC; Chairman and Chief Executive Officer of Wolff Urban Management, Inc.; Owner of the Oakland Athletics; Co-Chairman of the Board of Sunstone Hotel Investors, Inc. and Director on the Board of Sunstone Hotel Investors, Inc. (NYSE:SHO).

Mr. Wolff, through his years of management experience as an executive in the real estate industry and board experience, has developed certain knowledge and skills that benefit 1st Century Bancshares in the areas of financial analysis, risk assessment and management, real estate evaluation and strategic planning.

Stanley R. Zax	Director	73	January 2011

Chairman and President of Zenith National Insurance Corp.; Director on the Boards of Prostate Cancer Foundation, Center for the study of The Presidency & Congress, Ford Theatre and Kennedy Wilson; former Director on the Board and Audit Committee of Wynn Resorts Ltd. (NYSE: WYNN); and former Director on the Board of Sequa Corp.

Mr. Zax, through his years of experience in the insurance industry, has developed certain knowledge and skills that will benefit 1st Century Bancshares in the areas of financial analysis, risk management, and asset liability planning.

Information about 1st Century Bancshares Stock Ownership

Security Ownership of Management and Certain Beneficial Owners

As of March 28, 2011, the record date of the Annual Meeting, there were 9,299,529 shares of 1st Century Bancshares common stock issued and outstanding.  The following table sets forth the beneficial ownership of the issued and outstanding shares of 1st Century Bancshares’ common stock as of the record date by: (i) each person or entity known by us to own beneficially more than 5% of our outstanding common stock (based upon our review of 13D and 13G filings as of March 28, 2011), (ii) each of our directors and director nominees, (iii) each of our Named Executive Officers, and (iv) all of our directors and executive officers as a group.  Other than as listed below, we know of no beneficial owner of more than 5% of our common stock.  The number of shares beneficially owned is determined pursuant to rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose.  Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and any shares which the individual has the right to acquire within 60 days of March 28, 2011, through the exercise of any stock option or other right.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Owner(2)	Percent of Class(3)

William S. Anderson (4)	60,462	*
Dave Brooks (5)	274,104	2.93%
Joseph J. Digange (6)	102,250	1.09%
Jason P. DiNapoli (7)	270,336	2.89%
Eric M. George (8)	13,962	*
Alan D. Levy (9)	68,070	*
Robert A. Moore (10)	41,212	*
Barry D. Pressman, M.D. (11)	135,462	1.45%
Alan I. Rothenberg (12)	1,039,919	10.42%
Bradley S. Satenberg (13)	25,563	*
Nadine I. Watt (14)	23,878	*
Lewis N. Wolff (15)	171,728	1.84%
Stanley R. Zax (16)	—	—

Directors and Executive Officers as a Group (13 persons)	2,226,946	23.13%

* Less than 1%

(1)	The address for each of the directors and executive officers is 1st Century Bancshares’ address at 1875 Century Park East, Suite 1400, Los Angeles, California 90067.
(2)

Except as otherwise noted, share amounts may include shares held by such person’s spouse (except where legally separated) and minor children, and by any other relative of such person who has the same home; shares held in street name for the benefit of such person; shares held by a family or retirement trust as to which such person is a trustee and/or primary beneficiary with sole voting and investment power (or shared power with a spouse); or shares held in an individual retirement account as to which such person has voting rights and investment power.

(3)	Based on 9,299,529 shares of common stock outstanding as of March 28, 2011.
(4)	Includes 7,399 shares of unvested restricted stock, of which 557 shares vest in November 2011, 2,610 shares vest at the rate of 1/20 monthly and the remaining vest at the rate of 1/32 monthly.
(5)

Includes 52,800 option shares, which Mr. Brooks may acquire within 60 days after March 28, 2011 and 6,965 shares of unvested restricted stock. Of the 6,965 shares of unvested restricted stock, 557 shares vest in November 2011, 2,176 vest at the rate of 1/20 monthly and the remaining vest at the rate of 1/32 monthly.

(6)	Includes 45,000 option shares, which Mr. Digange may acquire within 60 days after March 28, 2011.
(7)

Includes 47,500 option shares, which Mr. DiNapoli may acquire within 60 days after March 28, 2011 and 115,000 shares of unvested restricted stock. Of the 115,000 shares of unvested restricted stock, 30,000 shares vest in May 2011, 27,500 shares vest in May 2012, 36,250 shares vest in May 2013, 13,750 shares vest in May 2014 and the remaining vest in May 2015.

(8)	Includes 7,399 shares of unvested restricted stock, of which 557 shares vest in November 2011, 2,610 shares vest at the rate of 1/20 monthly and the remaining vest at the rate of 1/32 monthly.
(9)

Includes 25,000 option shares, which Mr. Levy may acquire within 60 days after March 28, 2011 and 7,292 shares of unvested restricted stock. Of the 7,292 shares of unvested restricted stock, 667 shares vest in November 2011, 2,393 shares vest at the rate of 1/20 monthly and the remaining vest at the rate of 1/32 monthly.

(10)

Includes 20,000 option shares, which Mr. Moore may acquire within 60 days after March 28, 2011 and 7,509 shares of unvested restricted stock. Of the 7,509 shares of unvested restricted stock, 667 shares vest in November 2011, 2,610 shares vest at the rate of 1/20 monthly and the remaining vest at the rate of 1/32 monthly.

(11)

Includes 50,000 option shares, which Dr. Pressman may acquire within 60 days after March 28, 2011 and 7,509 shares of unvested restricted stock. Of the 7,509 shares of unvested restricted stock, 667 shares vest in November 2011, 2,610 shares vest at the rate of 1/20 monthly and the remaining vest at the rate of 1/32 monthly.

(12)

Includes 677,573 option shares, which Mr. Rothenberg may acquire within 60 days after March 28, 2011 and 55,834 shares of unvested restricted stock. Of the 55,834 shares of unvested restricted stock, 6,667 shares vest in May 2011, 9,584 shares vest in May 2012, 21,458 shares vest in May 2013, 10,625 shares vest in May 2013 and the remaining vest in May 2015.

(13)	Includes 25,000 of unvested restricted stock, of which 12,500 shares vest in May 2013, 6,250 shares vest in May 2014 and the remaining vest in May 2015.
(14)	Includes 6,965 shares of unvested restricted stock, of which 557 shares vest in November 2011, 2,176 shares vest at the rate of 1/20 monthly and the remaining vest at the rate of 1/32 monthly.
(15)

Includes 52,800 option shares, which Mr. Wolff may acquire within 60 days after March 28, 2011 and 6,965 shares of unvested restricted stock. Of the 6,965 shares of unvested restricted stock, 557 shares vest in November 2011, 2,176 vest at the rate of 1/20 monthly and the remaining vest at the rate of 1/32 monthly.

(16)

Mr. Zax joined 1st Century Bancshares’ Board of Directors in January 2011. As of March 28, 2011, he did not beneficially own any shares in 1st Century Bancshares. At the time Mr. Zax joined the Board of Directors, 1st Century Bancshares was in a black-out period as it relates to management and the Board’s ability to personally acquire common stock of 1st Century Bancshares. Once this black-out period ends, Mr. Zax will be acquiring common stock in connection with the stock ownership requirements mandated by the Office of the Comptroller of the Currency.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF 1ST CENTURY BANCSHARES’ TWELVE NOMINEES TO THE BOARD OF DIRECTORS SET FORTH ABOVE.

PROPOSAL NO. 2:

RATIFY SELECTION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM FOR 2011

Principal Auditor Fees and Services

The Audit Committee has appointed Perry-Smith LLP as our independent registered public accounting firm for the year ending December 31, 2011, and stockholders are being asked to ratify the appointment.  Representatives of Perry-Smith LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from stockholders.

In determining the independence of Perry-Smith LLP, the Audit Committee considered whether the provision of non-audit services is compatible with maintaining that independence. The following table shows the fees paid or accrued by 1st Century Bancshares for the audit and other services provided by Perry-Smith LLP for the year end December 31, 2010 and 2009.

	December 31,	December 31,
	2010	2009
Perry-Smith LLP
Audit Fees	$185,000	$191,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$185,000	$191,000

The Audit Committee approved all services to be provided by Perry-Smith LLP prior to services being rendered (subject to the de minimus exception permitted by the Exchange Act). In accordance with the Audit Committee Charter, the Audit Committee pre-approves all auditing services and permitted non-audit services to be performed by the independent registered public accounting firm.  During the approval process, the Audit Committee considers all of the auditing and non-auditing services provided by the independent registered public accounting firm.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE SELECTION OF PERRY-SMITH LLP
AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2011.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Corporate Governance Guidelines

Our Board of Directors has a standing Nominating and Corporate Governance Committee.  The Board of Directors is committed to good business practices, transparency in financial reporting and the highest level of corporate governance.  Our Board of Directors has adopted corporate governance guidelines that provide for, among other things:

•                  A Board of Directors consisting predominantly of non-management Directors and a substantial majority of whom are independent Directors;

•                  Periodic executive sessions of non-management Directors;

•                  A Nominating and Corporate Governance Committee, Audit Committee and Compensation Committee consisting entirely of independent directors;

•                  An annual self-evaluation process for the Board of Directors and its committees;

•                  Director education and orientation; and

•                  Ethical conduct of directors and adherence to a duty of loyalty to 1st Century Bancshares.

Board Qualification and Selection Process

It is the view of our Nominating and Corporate Governance Committee that the members of our Board of Directors should possess the highest personal and professional ethics and integrity and be devoted to representing the best interests of 1st Century Bancshares and its stockholders.  Members of the Board of Directors are expected to act in a manner consistent with the duties of care and loyalty owed to 1st Century Bancshares.  Other factors significant to a director’s qualification for membership on our Board of Directors include background and experience working for or serving on the board of directors of commercial and community banks or other corporate and not-for-profit board of directors, an ability to serve as a significant and active resource for referrals and business development and an ability to work together with other members of the Board of Directors.

While the Board of Directors does not have a formal policy with respect to the requisite qualities desired when identifying nominees for directors, the Nominating and Corporate Governance Committee works in conjunction with the Board of Directors on an annual basis to maintain the appropriate board composition by assessing the skills and characteristics required of members of the Board of Directors relative to those then represented on the Board of Directors, with the objective of having a Board of Directors with diverse skills, perspectives, backgrounds and experience, and consistent with applicable NASDAQ and regulatory requirements. For example, 1st Century Bancshares’ current directors have experience in the following industries: legal services, financial services, insurance, medicine, construction, escrow services and real estate. This diversity of backgrounds and experiences benefits 1st Century Bancshares and is reflective of the types of businesses we serve.

In recommending proposed nominees to the full Board of Directors, the Nominating and Corporate Governance Committee is charged with maintaining a Board of Directors that has the diverse mix of skills, perspectives, backgrounds and experience needed to oversee 1st Century Bancshares’ achievement of its business objectives and to facilitate robust debate and broad thinking on strategies and tactics pursued by 1st Century Bancshares. If in the course of the assessment process it is determined that the involvement of individuals with additional skills, perspectives, backgrounds or experiences would benefit 1st Century Bancshares, the Nominating and Corporate Governance Committee will initiate a search and screening process to identify nominee candidates that possess such skills, perspectives, backgrounds and experiences, seeking input from other Board members.

Consideration of Stockholder Nominees

The policy of the Nominating and Corporate Governance Committee is to consider properly submitted stockholder recommendations for candidates for membership on our Board of Directors.  The Nominating and Corporate Governance Committee will consider nominees recommended by our stockholders provided that the recommendation is made in compliance with the terms and conditions of our bylaws. Candidates recommended by stockholders that comply with the procedures set out in our bylaws will receive the same consideration that candidates recommended by the Nominating and Corporate Governance Committee receive.

Our bylaws provide for the nomination of directors in the following manner:

“Section 5. Nominations and Proposals. Nominations of persons for election to the Board of Directors of the Corporation and the proposal of business to be considered by the stockholders may be made at any Annual Meeting of stockholders only (a) pursuant to the Corporation’s notice of meeting, (b) by or at the direction of the Board of Directors or (c) by any stockholder of the Corporation who was a stockholder of record at the time of giving of notice provided for in these bylaws, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 5.

For nominations or other business to be properly brought before an Annual Meeting of stockholders by a stockholder pursuant to clause (c) of the preceding sentence, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and such other business (a) must otherwise be a proper matter for stockholder action under applicable law, (b) must not, if implemented, cause the Corporation to violate any applicable state, federal or foreign law or regulation, each as determined in good faith by the Board of Directors and (c) if the stockholder, or the beneficial owner on whose behalf any such proposal or nomination is made, has provided the Corporation with a Solicitation Notice (as defined below), such stockholder or beneficial owner must, in the case of a proposal, have delivered a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s voting shares required under applicable law to carry any such proposal, or, in the case of a nomination(s), have delivered a proxy statement and form of proxy to holders of a percentage of the Corporation’s voting shares reasonably believed by such stockholder or beneficial holder to be sufficient to elect the nominee(s) proposed to be nominated by such stockholder, and must, in either case, have included in such materials the Solicitation Notice; and (d) if no Solicitation Notice relating thereto has been timely provided pursuant to this Section 5, the stockholder or beneficial owner proposing such business or nomination must not have solicited a number of proxies sufficient to have required the delivery of such a Solicitation Notice under this Section. No person may be appointed, nominated or elected a director of the Corporation unless such person, as of the time of the notice of nomination provided for pursuant to this Section 5 and as of the time of appointment or election, would then be able to serve as a director without conflicting in any manner with any applicable state, federal or foreign law or regulation, as determined in good faith by the Board of Directors.

To be timely, a stockholder’s notice shall be delivered to and received by the Secretary at the principal executive offices of the Corporation (a) not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting, or (b) not later than the close of business on the 45th calendar day, nor earlier than the close of business on the 75th calendar day, prior to the first anniversary of the date on which the Corporation first mailed its proxy materials for the preceding year’s annual meeting, whichever period described in clause (a) or (b) of this sentence occurs first; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary of the preceding year’s annual meeting, any notice by the stockholder of business or the nomination of directors for election or reelection to be brought before the annual meeting to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made; provided, further, that in the event the number of directors constituting the entire Board of Directors of the Corporation is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Corporation at least 70 days prior to the first anniversary of the date on which the Corporation first mailed to stockholders notice of the preceding year’s annual meeting, a stockholder’s notice required under this Section 5 shall also be considered timely, but only with respect to nominees for new directorships created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation. In no event shall the public announcement of an adjournment or postponement of a stockholder meeting commence a new time period for the giving of a stockholder’s notice as described above.

Such stockholder’s notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director, (i) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (or any successor thereto) (the “Exchange Act”) and Rule 14a-11 thereunder (or any successor thereto) (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (ii) a written statement executed by such person acknowledging that as a director of the Corporation, such person will owe a fiduciary duty under the DGCL exclusively to the Corporation and its stockholders and (iii) such other information as the Corporation may reasonably require to determine the qualifications of such proposed nominee to serve as a director of the Corporation, (b) as to each person whom the stockholder proposes to nominate for election or reelection as a director, a certification by such stockholder and such nominee that such nominee is eligible to serve as a director in accordance with this Section 5 as of the date of the notice of nomination and will be eligible to serve as a director in accordance with this Section 5 as of the time of the election, (c) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (d) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address, as they appear on the Corporation’s books, of the stockholder, such beneficial owner, and any other stockholders and beneficial owners known by such stockholder or such beneficial owner to be supporting such proposed business or nominees, (ii) the class and number of shares of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner, (iii) whether either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of, in the case of a proposal, at least the percentage of the Corporation’s voting shares required under applicable law to carry the proposal or, in the case of a nomination(s), a sufficient number of holders of the Corporation’s voting shares to elect such nominee(s) (an affirmative statement of such intent, a “Solicitation Notice”) and (iv) a copy of any such Solicitation Notice.

For purposes of this Section 5, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

At a Special Meeting of stockholders, only such business as is set forth in the Corporation’s notice of meeting shall be conducted at the meeting. Nominations of persons for election to the Board of Directors may be made at a Special Meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (a) by or at the direction of the Board of Directors or (b) by any stockholder of the Corporation who is a stockholder of record at the time of giving of notice provided for in this paragraph and who shall be entitled to vote at the meeting and who complies with the notice procedures set forth in this paragraph. In the event the Corporation calls a Special Meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Corporation’s notice of meeting, if the stockholder’s notice required by the fourth paragraph of this Section 5 shall be delivered to the Secretary at the principal executive offices of the

Corporation not earlier than the close of business on the 120th day prior to such Special Meeting and not later than the close of business on the later of the 90th day prior to such Special Meeting or the 10th day following the day on which public announcement is first made of the date of the Special Meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the public announcement of an adjournment or postponement of a Special Meeting commence a new time period for the giving of a stockholder’s notice.

Notwithstanding any provision herein to the contrary, (a) no business shall be conducted at a stockholders meeting except in accordance with the procedures set forth in this Section 5 and (b) only persons nominated in accordance with the procedures set forth in this Section 5, and who meet the eligibility requirements set forth in this Section 5, shall be eligible for election as directors. The officer of the Corporation presiding at a meeting of stockholders shall, if the facts warrant, determine that the business or the nomination, as the case may be, was not properly brought before the meeting in accordance with the procedures prescribed by these bylaws and, if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted and any such nomination shall not stand for election or reelection.

In addition to and not to the exclusion of the foregoing provisions of this Section 5, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder with respect to matters set forth in this Section 5. Nothing in this Section 5 shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.”

In evaluating potential nominees, the Nominating and Corporate Governance Committee will look at the factors described above under the heading “Board Qualification and Selection Process.” For those candidates who meet the criteria, the Board of Directors will conduct a due diligence review and interview the candidate if he or she is not already known to the Nominating and Corporate Governance Committee.

Executive Sessions

In 2010, two executive sessions of non-management directors were held.

Communications with the Board of Directors

Stockholders may communicate with the Board of Directors, including any committee of the Board of Directors or individual directors, by writing to the following address:

Jason P. DiNapoli, Corporate Secretary

1st Century Bancshares, Inc.

1875 Century Park East, Suite 1400

Los Angeles, California 90067

(310) 270-9500

All communications sent to the Board of Directors will be communicated with the entire Board of Directors unless the Chairman of the Board reasonably believes communication with the entire Board of Directors is not appropriate or necessary or unless the communication is addressed solely to a specific committee or an individual director.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, as well as persons who own more than ten percent of our common stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of our common stock. Directors, executive officers and greater-than-ten percent stockholders are required by SEC regulations to furnish us with copies of all forms they file pursuant to Section 16(a) of the Securities and Exchange Act of 1934, as amended.

Code of Ethics

We expect all of our directors, executive officers and employees to adhere to the highest standards of ethics and business conduct with each other, customers, stockholders and communities we serve, and to comply with all applicable laws, rules and regulations that govern our business.  We have adopted a Code of Ethics that applies to all of 1st Century Bancshares directors, officers and employees.  We will provide any person without charge a copy of our Code of Ethics upon our receipt of a written request addressed to our Corporate Secretary, Jason P. DiNapoli, at 1875 Century Park East, Suite 1400, Los Angeles, California 90067.

The Board of Directors

The Board of Directors oversees our business and monitors the performance of management.  In accordance with corporate governance principles, the Board of Directors does not involve itself in day-to-day operations.  With the exception of our Chairman, Alan I. Rothenberg and our President, Chief Operating Officer & Corporate Secretary, Jason P. DiNapoli who are employed by 1st Century Bancshares or 1st Century Bank, the Board of Directors keep themselves informed through, among other things, discussions with the Chief Executive Officer and other key executives, by reading reports and other materials that we send them and by participating in Board of Directors and committee meetings.

The Board of Directors held six meetings during 2010. Each incumbent director, with the exception of William S. Anderson, Eric M. George and Lewis N. Wolff attended at least 75% of the total number of meetings of the Board of Directors plus meetings of the standing committees on which that particular director served.  Directors are expected to attend the Annual Meeting, unless they have good cause for not doing so. A director who is unable to attend the Annual Meeting is expected to provide prior notice to the Chairman of the Board.

Board Leadership Structure

Our Board of Directors has carefully considered the critical issue of Board leadership, and after due deliberation, has adopted a flexible policy as to whether the positions of Chairman and Chief Executive Officer should be separate or combined. This policy allows the Board of Directors to evaluate regularly whether 1st Century Bancshares is best served by having the Chief Executive Officer or another director hold the position of Chairman, and enables the Board of Directors to make the determination based on current needs and the particular skill sets that are available at the time. If the position of Chairman is not held by an independent director, an independent lead director is elected.

At this time, the Board of Directors believes there are a number of important advantages to combining the positions of Chairman and Chief Executive Officer and that it is currently in the best interests of 1st Century Bancshares and its stockholders to do so. The current Chief Executive Officer, Mr. Rothenberg, is the director most familiar with our business and industry and is best situated to lead discussions on important matters affecting the business of 1st Century Bancshares. Mr. Rothenberg has a unique depth of knowledge and experience that contributes to his effective leadership and unified vision in the combined role of Chairman and Chief Executive Officer. Additionally, combining the Chief Executive Officer and Chairman positions creates a firm link between management and the Board of Directors and promotes the development and implementation of corporate strategy.

As part of its commitment to strong corporate governance and Board independence, the Board of Directors has also appointed an independent lead director, currently Mr. Alan D. Levy.  The Board of Directors believes that an independent lead director is a meaningful alternative to separating the Chairman and Chief Executive Officer positions. The independent lead director’s role includes, presiding over Executive Sessions of the Board of Directors, consulting with the Chairman regarding Board of Directors meeting agendas, and, if necessary, acting as a liaison between the Chairman and the independent directors.

The Board of Directors believes that there is no one best leadership structure model that is most effective in all circumstances. The Board of Directors has retained the authority to separate the position of Chairman and Chief Executive Officer in the future if such change is determined to be in the best interests of 1st Century Bancshares. Thus, the Board of Directors remains flexible and committed to a strong corporate governance structure and Board independence.

Board Role in Risk Oversight

The Board of Directors is responsible for the review and approval of Company’s risk assessment process. At least quarterly the results of 1st Century Bancshares’ assessment are presented to the full Board of Directors.  Management is responsible for the day-to-day management of these risks and the respective departmental heads report the results of these assessments directly to the Board of Directors.  The Board of Directors actively engages in a discussion with management about reputational, credit, financial, legal, regulatory, market, and operational risk as it reviews the risk assessment.  The Chief Risk Officer also reviews material variances from target risk ranges, risk tolerance levels, and other possible high risk matters.

The Committees of the Board of Directors

The Board of Directors may delegate portions of its responsibilities to committees of its members.  These standing committees of the Board of Directors meet at regular intervals to attend to their particular areas of responsibility.  Our Board of Directors has three standing committees: the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee.  The following is a brief description of each committee:

Audit Committee.  Our Audit Committee is a standing committee appointed by our Board of Directors to oversee the processes of our accounting and financial reporting and our audits and financial statements.  The Audit Committee operates under a written charter, adopted by the Board of Directors, which is available on the 1st Century Bancshares’ website (www.1cbank.com). The charter is reviewed annually with input from our outside counsel and may be changed to keep abreast of current regulations and changes in duties.

The members of the Audit Committee are Eric M. George (Acting Chairperson), Barry D. Pressman, M.D, Robert A. Moore and Stanley R. Zax. Joseph J. Digange served on 1st Century Bancshares’ Audit Committee from March 2010 to November 2010. In November 2010, he resigned from the committee and was replaced by Mr. Moore. Mr. Zax joined the committee in January 2011. Each member is an “independent director,” as defined by the NASDAQ Marketplace Rules. In addition, our Board of Directors has determined that Stanley R. Zax qualifies as an “audit committee financial expert,” as defined under the SEC rules and “independent” as independence for audit committee members is defined in the NASDAQ Marketplace Rules. The Audit Committee held four meetings during 2010. As stipulated in our Audit Committee charter, the Audit Committee shall be comprised of three or more “independent” directors with the appropriate financial acumen.

The Audit Committee’s authorities and responsibilities are set forth in the Audit Committee charter, and include, but are not limited to:

•                                          appointing, retaining, compensating and overseeing our independent auditors;

•                                          pre-approving all auditing services and permitted non-audit services to be performed for us by the independent auditors;

•                                          reviewing the independence of our auditors;

•                                          reviewing and approving any and all related party transactions;

•                                          establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls and auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•                                          reviewing with the independent auditors and the internal auditor the adequacy of our system of internal controls;

•                                          meeting with the independent auditors to discuss the scope of the annual audit and the procedures to be followed;

•                                          reviewing with the independent auditors at the completion of the annual audit the results of the audit of our financial statements and their report issued in connection with the audit; and

•                                          providing us with the report of the audit committee with respect to the audited financial statements required to be included in our annual proxy materials under the federal securities laws.

Compensation Committee.  Our Compensation Committee is a standing committee appointed by our Board of Directors to oversee our compensation and employee benefit plans and practices, including our executive compensation plans and our incentive-compensation and equity-based plans.  The Compensation Committee has a charter, which is available on the 1st Century Bancshares’ website (www.1cbank.com). This charter is reviewed annually with input from our outside counsel and may be changed to keep abreast of current regulations and changes in duties.

The members of the Compensation Committee are William S. Anderson (Chairperson), Alan D. Levy and Nadine I. Watt. Each member is an “independent director,” as defined by the NASDAQ Marketplace Rules.  The Compensation Committee held two meetings during 2010.

The Compensation Committee’s responsibilities include, but are not limited to:

•                                          evaluating annually the performance of our Chairman of the Board and Chief Executive Officer and our President, Chief Operating Officer, and Corporate Secretary as well as setting compensation based on the evaluation;

•                                          determining the appropriate level of compensation for our other executive officers;

•                                          reviewing all incentive-compensation and equity-based plans and adopting or amending, or recommending that our Board of Directors adopt or amend, such plans as the Compensation Committee deems appropriate; and

•                                          evaluating annually the appropriate level of compensation for service by non-employee members of our Board of Directors and, based upon such evaluation, recommending to the Board of Directors the level of compensation that the Compensation Committee deems appropriate.

The Compensation Committee evaluates its executive compensation program in light of the marketplace to make sure the program is competitive. A discussion of 1st Century Bancshares market review is contained below under the heading “The Elements of Compensation.”  The Compensation Committee may delegate its authority to others within the organization if it deems necessary, but has not done so.  Our Chief Executive Officer and President participate, when requested to do so, in determining or recommending the amount and form of executive and director compensation (except with respect to their own compensation).

Nominating and Corporate Governance Committee.  Our Nominating and Corporate Governance Committee is a standing committee appointed by our Board of Directors to assist the Board of Directors with identifying individuals qualified to become Board members, take a leadership role in shaping the corporate governance of 1st Century Bancshares, and to recommend to the Board of Directors director nominees for each committee. The Nominating and Corporate Governance Committee has a charter which is available on the 1st Century Bancshares’ website (www.1cbank.com). The charter is reviewed annually with input from our outside counsel and may be changed to keep abreast of current regulations and changes in duties.

The members of the Nominating and Corporate Governance Committee are William S. Anderson (Chairperson), Alan D. Levy and Nadine I. Watt. Each member is an “independent director,” as defined by the NASDAQ Marketplace Rules.  The Nominating and Corporate Governance Committee held two meetings during 2010.

How We Compensate Directors

During the year ended December 31, 2010, each non-employee director received fees in the amounts set forth in the table below.  The Board of Directors may authorize the payment of such fees in the future, if the fees appear to be appropriate.

During the 2010 fiscal year, each non-executive director received $7,500 in fees.

Under our Equity Incentive Plan, all non-employee directors were granted restricted stock in the amounts set forth in the footnotes to the table below.  All such restricted stock will be vested at the latest in November 2013.

The table below summarizes the compensation we paid to non-employee directors for the year ended December 31, 2010.

Director Compensation*

Name	Fees earned or paid in cash ($)		Stock Awards ($)(1)	All Other Compensation ($)		Total ($)

William S. Anderson	$7,500		$18,000	$—		$25,500

Dave Brooks	7,500		18,000	—		25,500

Joseph J. Digange	25,500	(2)	—	—		25,500

Eric M. George	7,500		18,000	—		25,500

Alan D. Levy	7,500		18,000	—		25,500

Robert A. Moore	7,500		18,000	36,770	(3)	54,770

Barry D. Pressman, M.D.	7,500		18,000	—		25,500

Nadine I. Watt	7,500		18,000	—		25,500

Lewis N. Wolff	7,500		18,000	—		25,500

Stanley R. Zax(4)	—		—	—		—

* No option awards were paid to non-employee directors.

(1) The annual stock award to directors was based on an estimated fair value of $3.78 per share. This price was calculated based on the 30 day trailing average of the closing price of 1st Century Bancshares’ common stock on the date of grant of November 18, 2010. The aggregate amount of stock awards outstanding at December 31, 2010 is set forth in footnotes in the Security Ownership of Management and Certain Beneficial Owners table above.

(2) In addition to a $7,500 fee, Mr. Digange also received $18,000 in cash in lieu of restricted stock awards.

(3) From July 2009 through August 2010, Mr. Moore served as 1st Century Bancshares’ Executive Vice President and Chief Credit Officer. Mr. Moore received $36,770 during 2010 in cash compensation in connection with services provided in this capacity.

(4) Mr. Zax was appointed to the Board of Directors in January 2011; he did not receive any compensation from 1st Century Bancshares during 2010.

Audit Committee Report

The following Audit Committee Report does not constitute “soliciting material” and shall not be deemed to be “filed” or “incorporated by reference” into any other 1st Century Bancshares filings under the Securities Act of 1993, as amended and the Securities Exchange Act of 1934, as amended and as adopted by the SEC, except to the extent we specifically incorporate this report by reference.

The Audit Committee reports to the Board of Directors and is responsible for overseeing and monitoring financial accounting and reporting, the system of internal controls established by management and the audit process of 1st Century Bancshares.

Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of financial statements in accordance with generally accepted accounting principles.  1st Century Bancshares’ independent registered public accounting firm is responsible for auditing those financial statements.  The Audit Committee’s responsibility is to monitor and review these processes. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by management, the internal auditors and the independent registered public accounting firm.

In discharging its oversight responsibility, the Audit Committee has met and held discussions with management and Perry-Smith LLP, the independent registered public accounting firm for 1st Century Bancshares.  Management represented to the Audit Committee that all financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the financial statements with management and Perry-Smith LLP.  The Audit Committee discussed with Perry-Smith LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (Communications with Audit Committees).  The Audit Committee manages 1st Century Bancshares’ relationship with its independent auditors (who report directly to the Audit Committee).

The Audit Committee also obtained from Perry-Smith LLP the written disclosures and the letter describing all relationships between 1st Century Bancshares and the accountants that bear on the accountants’ independence consistent with the Public Company Accounting Oversight Board’s Rule 3526, Communication with Audit Committees Concerning Independence. The Audit Committee discussed with the independent accountants any relationships that may impact the firm’s objectivity and independence and satisfied itself as to the accountants’ independence.

Based on these discussions and reviews, the Audit Committee recommended that the Board of Directors approve the inclusion of 1st Century Bancshares audited financial statements in its Annual Report on Form 10-K for the fiscal year ended December 31, 2010, for filing with the SEC.

Respectfully submitted by the members of the Audit Committee:

THE AUDIT COMMITTEE

Eric M. George, Acting Chairman
Barry D. Pressman, M.D.
Robert A. Moore
Stanley R. Zax

Certain Relationships and Related Transactions, and Director Independence

There are no existing or proposed material transactions between us and any of our executive officers, directors, or beneficial owners of 5% or more of our common stock, or the immediate family or associates of any of the foregoing persons, except as indicated below.

Some of our directors and executive officers and their immediate families, as well as the companies with which such directors and executive officers are associated, are customers of, and have had banking transactions with us in the ordinary course of business, and we anticipate having banking transactions with such persons in the future. In the opinion of our management, all loans and commitments to lend included in such transactions were made in compliance with applicable laws, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated third parties of similar creditworthiness and did not involve more than a normal risk of collectability or present other unfavorable features.  At December 31, 2010, the total commitments were $3.7 million and the outstanding balances for these loans were $1.9 million. None of these loans are disclosed as nonaccrual, past due, restructured or potential problems.

The following is a summary of loan activity on such loans for the year ended December 31, 2010:

(in thousands)	2010
Beginning Balance	$3,829
Credits granted	365
Repayments	(2,301)
Recoveries	—
Ending Balance	$1,893

1st Century Bancshares maintains a written Conflict of Interest/Code of Ethics Policy and Procedures (the “Policies and Procedures”).  The Audit Committee of our Board of Directors is responsible for reviewing and recommending action to the Board of Directors with respect to any proposed material transactions with parties related to 1st Century Bancshares. The types of transactions covered by the Policies and Procedures include those that are covered by Item 404(a) of Regulation S-K, those that involve an outside influence that could result in the loss of objectivity by officers or employees regarding business conducted with customers or other third parties that provide services to 1st Century Bancshares, as well as those that involve any personal activity or investment by an officer or employee that may exploit their position at 1st Century Bancshares.  Related parties include any of our directors and executive officers, any person known to own more than 5% of our common stock, the immediate family members of any of the foregoing persons, and any corporation or other entity in which the foregoing persons are employed or are a general partner, principal or owner of greater than 5% of the entity’s stock.

To identify related party transactions, we require our directors and officers to complete Director & Officer Questionnaires annually to disclose any transactions with us in which the officer or director, their immediate family members or related entities have an interest.  We review related party transactions due to their potential to result in a conflict of interest.  A conflict of interest occurs when an individual’s private interest interferes or appears to interfere, in any way with the interests of 1st Century Bancshares.  We require all directors, officers and employees who may have a potential or apparent conflict of interest to immediately notify a supervisor or to report such conflict to the Audit Committee. When presented with a transaction that may involve a conflict of interest, the Audit Committee considers the particular facts and circumstances, and if necessary takes appropriate action commensurate with the potential conflict of interest or the appearance of a potential conflict of interest.

We expect our directors, officers and employees to act and make decisions that are in the best interests of 1st Century Bancshares, to avoid situations that present a conflict between the interests of 1st Century Bancshares and their own personal interests, and to avoid taking any action that may make it difficult for them to perform their duties, responsibilities and services to 1st Century Bancshares in an objective and fair manner.

We have no knowledge of any material proceedings to which any of our directors, officers or affiliates, any owner of record or beneficially of more than 5% of our common stock, or any associate of any such director, officer, affiliate or security holder is a party adverse to us or any of our subsidiaries or has a material interest adverse to us or any of our subsidiaries.

Our Board of Directors consists of twelve members, ten of whom are independent within our director independence standards, which are consistent with the director independence standards of the NASDAQ Marketplace Rules.  Based on these standards, our Board of Directors determined that each of the following non-employee directors is independent and has no relationship with us except as a director and stockholder and/or holder of awards issued under our Equity Incentive Plan: Alan D. Levy, Barry D. Pressman, M.D., Dave Brooks, Eric M. George, Joseph J. Digange, Lewis N. Wolff, Nadine I. Watt, Robert A. Moore, Stanley R. Zax and William S. Anderson.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee of the Board of Directors has overall responsibility for establishing, implementing and monitoring the compensation structure, policies and programs of 1st Century Bancshares.  The Compensation Committee is responsible for assessing and approving the total compensation structure paid to executive officers, other than our Named Executive Officers (defined below).  The Compensation Committee is responsible for assessing each Named Executive Officer’s total compensation structure and making recommendations with respect thereto to our Board of Directors for their consideration and approval.  The Board of Directors considers the recommendations of the Compensation Committee but has the discretion to make adjustments as it deems appropriate.  The Board of Directors must also approve all equity award grants recommended to it by the Compensation Committee.  The Chief Executive Officer’s recommendations are based on an ongoing review of the performance of the other executive officers.  Thus, the Compensation Committee is responsible for determining whether the compensation paid to each of the individuals who served as 1st Century Bancshares Chief Executive Officer, Chief Operating Officer and Chief Financial Officer during 2010 (collectively, the “Named Executive Officers”), as well as our other executive officers, is fair, reasonable and competitive, and whether it serves the interest of 1st Century Bancshares and its stockholders.

The Compensation Committee’s Chairman regularly reports to the Board of Directors on Compensation Committee actions and recommendations.

Neither the Chief Executive Officer nor any other member of management has any involvement in any discussions with the Board of Directors or the Compensation Committee regarding the compensation of the Chief Executive Officer. The Compensation Committee has authority to retain (at 1st Century Bancshares’ expense) outside counsel, compensation consultants and other advisors to assist as needed.

With respect to the Named Executive Officers, this Compensation Discussion and Analysis identifies 1st Century Bancshares’ current compensation philosophy and objectives and describes the various methodologies, policies and practices for establishing and administering the compensation programs of the Named Executive Officers.

Compensation Philosophy and Objectives

The Compensation Committee believes that the most effective executive compensation programs are those that align the interests of the executive with those of 1st Century Bancshares and its stockholders.  The Compensation Committee believes that a properly structured compensation program will attract and retain talented individuals and motivate them to achieve specific short and long-term strategic objectives.  Although the Compensation Committee believes that a significant percentage of executive pay should be based on the principles of pay-for-performance, it also recognizes that 1st Century Bancshares must have the ability to attract highly talented executives and believes that including elements of cash and short-term compensation elements support this important goal.  An important objective of the Compensation Committee is to ensure the compensation programs of the Named Executive Officers are competitive as compared to similar positions within our peer-group companies.  The Compensation Committee has identified 1st Century Bancshares peer-group companies to be banks and bank holding companies for California member banks, with comparable size, as measured through total assets, market capitalization and other financial measures of organizational scope and complexity, operating in comparable demographic regions (the “Compensation Peer Group”).  For this reason, the Compensation Committee considers pay practices of the Compensation Peer Group with which it competes in the market for executive talent.  1st Century Bancshares executive compensation programs are designed to provide:

•                                          levels of base compensation that are competitive with the Compensation Peer Group;

•                                          annual incentive compensation that varies in a consistent manner with the achievement of individual performance objectives and financial results of 1st Century Bancshares; and

•                                          long-term incentive compensation that focuses executive efforts on building stockholder value through meeting longer-term financial and strategic goals.

In designing and administering its executive compensation programs, the Compensation Committee attempts to strike an appropriate balance among these various elements, each of which is discussed in greater detail below.  The Compensation Committee considers the pay practices of the Compensation Peer Group as one data point when determining the appropriate pay mix and compensation levels for our Named Executive Officers.  With respect to performance-based pay, the Compensation Committee believes that executive compensation should be closely tied to the financial and operational performance of 1st Century Bancshares, as well as to the individual performance and responsibility level of the Named Executive Officers. The Compensation Committee also believes there should be an equity-based component because it best aligns the executives’ interests with those of 1st Century Bancshares stockholders.  For purposes of retention, the Compensation Committee believes that the equity-based compensation should have meaningful conditions to encourage valued employees to remain in the employ of 1st Century Bancshares.  Finally, the Compensation Committee also considers other forms of executive pay (e.g., executive perquisites, supplemental executive retirement plans, and severance arrangements) as a means to attract, retain and motivate highly qualified executives.

The Elements of Compensation

Total direct compensation includes cash, in the form of base salary and annual incentives, and long-term equity incentives.  The Compensation Committee evaluates the mix between these three elements based on the pay practices of the Compensation Peer Group.  To ensure that compensation levels are reasonably competitive with market rates, the Compensation Committee reviewed and analyzed the 2010 California Bankers Association Compensation and Benefits Survey.  This report provides base salary, incentive and commission compensation data for 125 job classifications, directors’ compensation information, human resources practices, comparative healthcare cost information and employee benefit summary statistics. The Compensation Committee also considers and reviews information from other relevant survey data.

The Compensation Committee strives to be fully informed in its determination of the appropriate compensation mix and award levels for the Named Executive Officers.  For this reason, the Compensation Committee carefully considers the opinions and recommendations of the Chief Executive Officer.  All compensation decisions are made with consideration of the Compensation Committee’s guiding principles of fairness to employees, retention of talented executives and fostering improved performance, which will ultimately benefit 1st Century Bancshares stockholders.  With respect to the Named Executive Officers, the following describes in detail the objectives and policies underlying the various elements of the compensation mix:

Base Salary

It is 1st Century Bancshares philosophy that employees are paid a base salary that is competitive with the salaries paid by the Compensation Peer Group based on each employee’s experience and performance.  Generally, 1st Century

Bancshares has chosen to position cash compensation at close to market median levels in order to remain competitive in attracting and retaining executive talent.

Each fiscal year, the Compensation Committee determines the target total annual cash compensation (salary and bonuses) for each Named Executive Officers.  Based on the practices of the Compensation Peer Group and several other factors, the Compensation Committee determines the appropriate allocation between salary and bonus for each Named Executive Officers.  There is a wide variety of factors the Compensation Committee considers in determining pay levels, as opposed to the decisions being solely based on market pay practices.  The Compensation Committee considers a combination of the individual executive’s performance, the performance of 1st Century Bancshares and the individual business or corporate function for which the executive is responsible, the nature and importance of the position and role within 1st Century Bancshares, the scope of the executive’s responsibility (including risk management and corporate strategic initiatives), internal relationships and the current compensation package in place for that executive, including the executive’s current annual salary and potential bonus awards.

Annual Bonus

1st Century Bancshares intends to continue its strategy of compensating the Named Executive Officers through programs that emphasize performance-based incentive compensation. Annual bonuses are set to recognize and reward executive officers and other employees who contribute meaningfully to an increase in stockholder value, profitability and customer satisfaction.  The recipients of bonuses, including the Named Executive Officers, are paid on the basis of achieving and surpassing goals for themselves, their teams and 1st Century Bancshares. The goals for Named Executive Officers are based upon the financial plan, which is approved annually by the Board of Directors.

Since 1st Century Bancshares did not achieve the targets established in its 2010 financial plan, no annual bonuses were paid to its Named Executive Officers for 2010.

Long-Term Incentive Awards

Long-term incentive awards are the third component of 1st Century Bancshares total compensation package. The Compensation Committee believes that equity-based compensation ensures that 1st Century Bancshares’ officers have a continuing stake in the long-term success of 1st Century Bancshares. 1st Century Bancshares Equity Incentive Plan (the “Plan”) provides for a wide-variety of equity awards.  The Compensation Committee awards restricted stock on the premise that it is less dilutive and typically results in a lower charge to earnings when awarded in lieu of stock options on a three-to-one basis.

Options granted under the Plan typically vest over a four-year period, are granted with a ten-year term and have an exercise price equal to the fair market value of 1st Century Bancshares’ common stock on the date of grant.  Restricted stock awards typically vest over a three to five year period.  The restricted stock cannot be sold or transferred until the shares vest. Should a Named Executive Officer leave 1st Century Bancshares prior to the completion of the vesting schedule, the unvested portion of the grant is forfeited.

The Chief Executive Officer and the other Named Executive Officers participate in the Plan.  To further strengthen retention efforts and commitment levels, the Compensation Committee periodically grants awards under the Plan.  The Compensation Committee approved grants of restricted stock in fiscal year 2010 to Jason P. DiNapoli, our President, Chief Operating Officer and Corporate Secretary, Alan I. Rothenberg, our Chairman of the Board and Chief Executive Officer and Bradley S. Satenberg, our Executive Vice President and Chief Financial Officer.  In fiscal year 2010, the Compensation Committee approved a restricted stock grant of 30,000 shares to Jason P. DiNapoli, 30,000 shares to Alan I. Rothenberg and 25,000 shares to Bradley S. Satenberg, each at its March 25, 2010 meeting.

Change-in-Control Arrangements

1st Century Bancshares has employment agreements with Alan I. Rothenberg and Jason P. DiNapoli, which require payouts upon the occurrence of certain significant events, including a change-in-control (as that term is defined in the employment agreements). The employment agreements entitle our Named Executive Officers to the separation pay discussed below under “Employment Arrangements.”

Deferred Compensation

1st Century Bancshares does not sponsor, or otherwise make available, a deferred compensation plan for the Named Executive Officers.

Broad-Based Benefits Programs

The Named Executive Officers are entitled to participate in the benefits programs that are available to all full-time employees.  These benefits include health, dental, vision, and life insurance, paid vacation, and contributions to a 401(k) profit sharing retirement plan.

Administrative Policies and Practices

To evaluate and administer the compensation practices of the Chief Executive Officer and other Named Executive Officers, the Compensation Committee meets a minimum of two times per year at regularly scheduled Compensation Committee meetings.  The Compensation Committee also holds “special” meetings and meets telephonically to discuss extraordinary items (such as, the hiring or dismissal of a Named Executive Officer).  For fiscal year 2010, the Compensation Committee met a total of two times.  At the end of all meetings, non-management executive sessions are conducted.

Timing of Grants of Options and Restricted Stock

It is the Compensation Committee’s general practice to use May 15 or November 15 for purposes of establishing the “grant date” for stock options and restricted stock.  In all instances, the exercise price for stock options is set at the closing price of 1st Century Bancshares common stock on the grant date.

Stock Ownership Guidelines

Stock ownership guidelines for the Named Executive Officers have not been implemented by the Compensation Committee.  The Compensation Committee, however, will continue to periodically review best practices and re-evaluate whether stock ownership guidelines are consistent with the compensation philosophy of 1st Century Bancshares and with the stockholders’ interests.

Tax Deductibility of Executive Officer Compensation

Internal Revenue Code Section 162(m) precludes a public corporation from taking a deduction for compensation in excess of $1 million for its chief executive officer or any of its four other highest paid executive officers, unless certain specific and detailed criteria are satisfied. However, performance-based compensation that has been approved by stockholders is excluded from the $1 million limit. 1st Century Bancshares plans to comply with the requirements of Section 162(m).  Accordingly, all grants made under 1st Century Bancshares plans in fiscal year 2010 qualify for the corporate tax deduction, and prospectively, the Compensation Committee will continue to carefully consider the impact of Internal Revenue Code Section 162(m) in determining the appropriate pay mix and compensation levels for each of the Named Executive Officers.

The following table sets forth all compensation awarded to, earned by or paid for services received by our Named Executive Officers for the fiscal years ended December 31, 2009 and 2010.

Summary Compensation Table

Name and Principal Position	Year	Salary($)	Bonus($)	Stock Award(s)($)(1)	All Other Compensation ($)(2)	Total($)

Alan I. Rothenberg, Chairman of the Board & Chief Executive Officer	2010 2009	$225,000 225,000	— —	$121,500 49,375	$26,088 25,865	$372,588 300,240

Jason P. DiNapoli, President, Chief Operating Officer & Corporate Secretary	2010 2009	250,000 250,000	— —	121,500 98,750	32,180 32,740	403,680 381,490

Bradley S. Satenberg, Executive Vice President & Chief Financial Officer(3)	2010 2009	200,000 9,703	— —	101,250 —	29,722 600	330,972 10,303

(1) The amounts shown represent the aggregate grant date fair value of awards issued in accordance with ASC 718. Restricted stock awards are valued at the closing price as of grant date.

(2) Represents the following perquisites and other personal benefits amounts:

•                  Auto Allowance.  For the year ended 2010, this includes: $6,000 for Mr. DiNapoli and $14,400 for Mr. Satenberg.  For the year ended 2009, this includes: $6,000 for Mr. DiNapoli and $600 for Mr. Satenberg. No auto allowance was paid to Mr. Rothenberg.

•                  Club Fees/Dues and Association Memberships. For the year ended 2010, this includes: $8,700 for Mr. DiNapoli.  For the year ended 2009, this includes $9,260 for Mr. DiNapoli.  No club fees or dues were paid to Mr. Rothenberg and Mr. Satenberg.

•                  401(k) Plan. Reflects amount of employer matching contribution to the Section 401(k) deferred compensation feature as outlined in 1st Century Bancshares’ 401(k) Plan.  For the year ended 2010 this includes: $9,000 for Mr. Rothenberg, $9,800 for Mr. DiNapoli and $8,000 for Mr. Satenberg.  For the year ended 2009, this includes: $9,000 for Mr. Rothenberg and $9,800 for Mr. DiNapoli.

(3) Mr. Satenberg commenced his employment with 1st Century Bancshares on December 15, 2009.

Outstanding Equity Awards at Fiscal Year End

The following table lists the outstanding equity awards at December 31, 2010:

	Options Awards			Stock Awards
	Number of
	Securities					Market Value of
	Underlying			Number of Shares		Shares or Units
	Unexercised		Option	or Units of Stock		of Stock That
	Options (#)	Option Exercise	Expiration	That Have Not		Have Not
Name	Exercisable	Price ($)	Date	Vested (#)		Vested ($)

Alan I. Rothenberg	370,000	$5.00	2/24/14	13,334	(1)	$54,669
	307,573	8.01	8/15/15	12,500	(2)	51,250
				30,000	(3)	123,000

Jason P. DiNapoli	40,000	5.00	2/24/14	60,000	(4)	246,000
	7,500	8.75	4/19/15	25,000	(5)	102,500
				30,000	(6)	123,000

Bradley S. Satenberg	—	—	—	25,000	(7)	102,500

(1)	6,667 shares will be vested in May 2011, 3,334 shares will be vested in May 2012 and 3,333 shares will be vested in May 2013.
(2)	6,250 shares will be vested in May 2012, 3,125 shares will be vested in May 2013 and 3,125 shares will be vested in May 2014.
(3)	15,000 shares will be vested in May 2013, 7,500 shares will be vested in May 2014 and 7,500 shares will be vested in May 2015.
(4)	30,000 shares will be vested in May 2011, 15,000 shares will be vested in May 2012 and 15,000 shares will be vested in May 2013.
(5)	12,500 shares will be vested in May 2012, 6,250 shares will be vested in May 2013 and 6,250 shares will be vested in May 2014.
(6)	15,000 shares will be vested in May 2013, 7,500 shares will be vested in May 2014 and 7,500 shares will be vested in May 2015.
(7)	12,500 shares will be vested in May 2013, 6,250 shares will be vested in May 2014 and 6,250 shares will be vested in May 2015.

No stock options were granted in 2010. No outstanding option or other equity-based award was re-priced or otherwise materially modified (such as by extension of exercise periods, the change of vesting or forfeiture conditions, the change or elimination of applicable performance criteria, or the change of the bases upon which returns are determined) in 2010.

Employment and Certain Other Agreements and Employee Benefit Plans

Employment Arrangements — Chief Executive Officer

On September 3, 2008, we entered into an employment agreement with Alan I. Rothenberg, our Chairman and Chief Executive Officer.  The employment agreement has an initial term of three years, which automatically extends for additional one-year terms, unless and until either party gives notice of its desire not to extend.  Mr. Rothenberg receives an annual base salary of $225,000 and is eligible to receive annual bonuses. The Board of Directors will determine if Mr. Rothenberg should receive an annual bonus and, if so, the amount of such bonus in its sole discretion. In addition, Mr. Rothenberg is entitled to receive certain other benefits that 1st Century Bancshares extends to all of its executive employees, such as life insurance, disability insurance, health, dental, vision and other insurance benefits and 401(k) plan participation.  1st Century Bancshares may grant from time to time shares of restricted stock to Mr. Rothenberg under and subject to the terms and conditions of the Equity Incentive Plan.

In the event the employment of Mr. Rothenberg is terminated by 1st Century Bancshares for Cause (as defined in the employment agreement), Mr. Rothenberg is only entitled to base salary earned, paid time off accrued and unreimbursed business expenses, each through the date of termination.  In addition, if he is terminated without Cause or he terminates his employment for Good Reason (as defined in the employment agreement), Mr. Rothenberg will receive: (i) a lump sum payment equal to two times the amount of his highest base salary and annual bonus within the three-year period preceding the termination, (ii) at the discretion of the Board of Directors, a prorated bonus for the number of months worked during the year of termination, and (iii) medical, disability and life insurance benefits (the “Continuation Benefits”) until the earlier of (a) one year from the date of separation, and (b) the date he receives comparable coverage from another employer.

In addition to what Mr. Rothenberg is entitled to in the event of termination for Cause, if his employment is terminated on account of permanent disability he will continue to receive his base salary then in effect for a period of one year and will also receive Continuation Benefits for a period of six months. If Mr. Rothenberg’s employment terminates due to his death, his estate shall be entitled to payment of any benefits pursuant to any life insurance policy, and any unvested shares of restricted stock shall immediately vest.

The employment agreement contains standard confidentiality and other business protection covenants. The employment agreement also contains a standard indemnification provision. In addition, Mr. Rothenberg may be entitled to a gross-up payment in the event he is subject to an excise tax under Section 4999 of the Internal Revenue Code as a result of payments made by 1st Century Bancshares to or for his benefit.

Employment Arrangements — President, Chief Operating Officer and Corporate Secretary

On September 3, 2008, we entered into an employment agreement with Jason P. DiNapoli, our President, Chief Operating Officer and Corporate Secretary.  The employment agreement has an initial term of three years, which automatically extends for additional one-year terms, unless and until either party gives notice of its desire not to extend. Mr. DiNapoli will receive an annual base salary of $250,000. Mr. DiNapoli is eligible to earn an annual bonus in accordance with the terms and conditions of the 1st Century Bancshares 2010 Incentive Compensation Plan (the “2010 Plan”), which plan has been approved by the Board of Directors. Under the 2010 Plan, his annual bonus will be based on the level of attainment of various target goals established by the Board of Directors. Pursuant to an addendum to the employment agreement, Mr. DiNapoli is entitled to a car allowance of $500 per month.  In addition, Mr. DiNapoli is entitled to receive certain other benefits that Bancshares extends to all of its executive employees, such as life insurance, disability insurance, health, dental, vision and other insurance benefits and 401(k) plan participation.  1st Century Bancshares may grant from time to time to Mr. DiNapoli shares of restricted stock under and subject to the terms and conditions of the Equity Incentive Plan.

In the event the employment of Mr. DiNapoli is terminated by 1st Century Bancshares for Cause (as defined in the employment agreement), Mr. DiNapoli is only entitled to base salary earned, paid time off accrued and unreimbursed business expenses, each through the date of termination.  If Mr. DiNapoli is terminated without Cause or he terminates his employment for Good Reason (as defined in the employment agreement), Mr. DiNapoli will receive: (i) a lump sum payment equal to two times the amount of his highest base salary and annual bonus within the three-year period preceding the termination, (ii) at the discretion of the Board of Directors, a prorated bonus for the number of months worked during the year of termination, and (iii) Continuation Benefits until the earlier of (a) one year from the separation date, and (b) the date he receives comparable coverage from another employer.

In addition to what Mr. DiNapoli is entitled to in the event of termination for Cause, if his employment is terminated on account of permanent disability he will continue to receive his base salary then in effect for a period of one year and will also receive Continuation Benefits for a period of six months following the separation date. If Mr. DiNapoli’s employment terminates due to his death, his estate shall be entitled to payment of any benefits pursuant to any life insurance policy, and any unvested shares of restricted stock shall immediately vest.

The employment agreement contains standard confidentiality and other business protection covenants.  The employment agreement also contains a standard indemnification provision. In addition, Mr. DiNapoli may be entitled to a gross-up payment in the event he is subject to an excise tax under Section 4999 of the Internal Revenue Code as a result of payments made by 1st Century Bancshares to or for his benefit.

Equity Compensation Plans

1st Century Bancshares Director and Employee Stock Option Plan.  The Director and Employee Stock Option Plan provides for the issuance of incentive stock options (within the meaning of Internal Revenue Code Section 422) and nonstatutory stock options.  There are 1,434,000 shares of common stock reserved for issuance under the plan.  Out of the reserved shares, 1,262,597 shares were issued as of March 28, 2011.  The plan further provides that options may be granted to our directors, officers, employees, and consultants.  Stock options must be granted at an exercise price of not less than 100% of the fair market value of the shares on the date of grant and have an exercise period of not longer than ten years.  All options granted to our officers, employees and directors, in their capacity as such, are subject to a vesting schedule determined by our Board of Directors.  For options granted to our directors, officers, employees and consultants, in the event any optionee’s employment is terminated or the optionee resigns as a director, officer, or employee, such optionee’s options shall terminate immediately if the termination is for cause, or on the date which is three months after any other termination or resignation, except that upon the death or disability of the optionee, the option shall terminate one year after such death or disability. The options granted under the plan are not assignable or transferable except by will or the laws of intestate distribution, with the exception of certain transfers of nonstatutory stock options to an optionee’s immediate family members for estate planning purposes.  During the lifetime of an optionee, his or her option is exercisable only by the optionee.

The Equity Incentive Plan

The Equity Incentive Plan provides for the issuance of incentive stock options, restricted stock and performance shares to employees, directors and consultants.  There are 1,200,000 shares of common stock reserved for issuance under the Equity Incentive Plan.  Out of the reserved shares, 768,139 shares were issued as of March 28, 2011.  Stock options must be granted at an exercise price of not less than 100% of the fair market value of the shares on the date of the grant and have an exercise period of not longer than ten years.  All options, restricted stock and performance shares granted are subject to a vesting schedule determined by our Board of Directors.  During the period of restriction, participants holding shares of restricted stock may exercise full voting rights and shall be entitled to receive all dividends and other distributions paid with respect to such shares. For options, restricted shares and performance shares granted to our directors, officers, employees and consultants, in the event any optionee’s employment is terminated or the optionee resigns as a director, officer,  employee and consultant, such optionee’s options shall terminate in five business days if the termination is for cause, or on the date which is three months after any other termination or resignation, except upon disability or death of the optionee, the option shall terminate one year after such disability and two years after the date of death.  The options granted under this plan are not assignable or transferable except by will or the laws of intestate distribution, with the exception of certain transfers of nonstatutory stock options to an optionee’s immediate family members for estate plan purposes.  During the lifetime of an optionee, his or her option is exercisable only by the optionee.

The following table details the amount of shares authorized and available under the Director and Employee Stock Option Plan and the Equity Incentive Plan as of December 31, 2010.

Stock Plan	Shares Reserved	Less Shares Previously Exercised/Vested	Less Shares Outstanding	Total Shares Available for Future Issuance

Director and Employee Stock Option Plan	1,434,000	216,924	1,045,673	171,403

Equity Incentive Plan	1,200,000	318,371	449,768	431,861

Potential Payments Upon Termination or Change-in-Control

1st Century Bancshares’ employment agreements with Alan I. Rothenberg and Jason P. DiNapoli contain  separation and change-in-control payments, which are discussed in detail under the heading “Employment and Certain Other Agreements and Employee Benefit Plans - Employment Arrangements” in this proxy statement.

Our Director and Employee Stock Option Plan and our Equity Incentive Plan contain provisions accelerating the vesting of options upon an event that would result in a change-in-control of 1st Century Bancshares.

OTHER BUSINESS

We know of no other business that will be presented for consideration at the Annual Meeting other than as stated in the Notice of Annual Meeting.  If, however, other matters are properly brought before the meeting, it is the intention of the persons named as proxies in the enclosed proxy card to vote the shares represented thereby in accordance with their best judgment and in their discretion, and authority to do so is included in the proxy delivered herewith.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR 2012 ANNUAL MEETING

If you wish to submit a proposal or nominee for consideration at our 2012 annual meeting of stockholders, you may do so by following the procedures prescribed in the Securities Exchange Act of 1934, as amended, and as adopted by the SEC.  To be eligible for inclusion in our proxy statement and proxy materials, our Corporate Secretary must receive your proposal or nominee no later than December 18, 2011.

A stockholder wishing to submit a proposal or nominee for consideration at the 2012 annual meeting other than in our proxy materials is required to give written notice addressed to the Corporate Secretary, 1st Century Bancshares, Inc., 1875 Century Park East, Suite 1400, Los Angeles, California 90067, of his or her intention to make such a proposal. Assuming the 2012 annual meeting is held no more than 30 days before and no more than 60 days after May 26, the anniversary of the 2011 Annual Meeting, assuming further that the proxy materials for the 2011 Annual Meeting are first mailed to stockholders on April 18 and assuming that there has been no increase in the size of the Board of Directors, then to be timely, a stockholders’ notice shall be delivered to and received by the Secretary at our principal executive offices not later than the close of business on February 25, 2012 and not earlier than the close of business on January 26, 2012.  We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal or nomination that does not comply with these and other requirements set forth in our bylaws and applicable law.

April 18, 2011	1ST CENTURY BANCSHARES, INC.

Alan I. Rothenberg	Jason P. DiNapoli
Chairman of the Board & Chief Executive Officer	President, Chief Operating Officer & Corporate Secretary

YOUR VOTE IS IMPORTANT! Annual Meeting Materials are available on-line at: http://www.1cbank.com/annualmeetingmaterials.html You can vote in one of three ways: 1. Call toll free 1-877-273-4491 on a Touch-Tone Phone. There is NO CHARGE to you for this call. or 2. Via the Internet at http://www.rtcoproxy.com/6329 and follow the instructions. or 3. Mark, sign and date your proxy card and return it promptly in the enclosed envelope. PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS REVOCABLE PROXY 1ST CENTURY BANCSHARES, INC. ANNUAL MEETING OF STOCKHOLDERS May 26, 2011, 8:00 am, local time THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The stockholder of record hereby appoints Robert A. Moore and Barry D. Pressman, M.D., and either of them, with full power of substitution, as proxies for the stockholder, to attend the Annual Meeting of Stockholders of 1st Century Bancshares, Inc. (the “Company”), to be held at the Company's principal executive office located at 1875 Century Park East, Suite 100, Los Angeles, CA 90067, on Thursday, May 26, 2011, at 8:00 a.m., local time and any adjournments thereof, and to vote all shares of common stock of the Company that the stockholder is entitled to vote upon each of the matters referred to in this proxy and, at their discretion, upon such other matters as may properly come before the Annual Meeting of Stockholders. This proxy, when properly executed, will be voted in the manner directed herein by the stockholder of record as of March 28, 2011. If no direction is made, this proxy will be voted FOR all proposals. PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE VIA THE INTERNET OR BY TELEPHONE. (Continued, and to be marked, dated and signed, on the other side) FOLD AND DETACH HERE 1ST CENTURY BANCSHARES, INC. — ANNUAL MEETING, MAY 26, 2011 6329/7595

Date Sign above Please be sure to date and sign this proxy card in the box below. Proposal No. 1: Election of Directors (01) William S. Anderson (02) Dave Brooks (03) Joseph J. Digange (04) Jason P. DiNapoli (05) Eric M. George (06) Alan D. Levy (07) Robert A. Moore (08) Barry D. Pressman, M.D. (09) Alan I. Rothenberg (10) Nadine I. Watt (11) Lewis N. Wolff (12) Stanley R. Zax IF YOU WISH TO PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR INTERNET, PLEASE READ THE INSTRUCTIONS BELOW S INSTRUCTION: To withhold authority to vote for any nominee(s), mark “For All Except” and write that nominee(s’) name(s) or number(s) in the space provided below. Your vote is important! PROXY VOTING INSTRUCTIONS Stockholders of record have three ways to vote: 1. By Mail; or 2. By Telephone (using a Touch-Tone Phone); or 3. By Internet. A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned this proxy. Please note telephone and Internet votes must be cast prior to 3:00 a.m., Eastern Time, May 26, 2011. It is not necessary to return this proxy if you vote by telephone or Internet. FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL Vote by Telephone Call Toll-Free on a Touch-Tone Phone anytime prior to 3:00 a.m., Eastern Time, May 26, 2011: 1-877-273-4491 Vote by Internet anytime prior to 3:00 a.m., Eastern Time, May 26, 2011 go to http://www.rtcoproxy.com/6329 Please note that the last vote received, whether by telephone, Internet or by mail, will be the vote counted. REVOCABLE PROXY 1ST CENTURY BANCSHARES, INC. PLEASE MARK VOTES AS IN THIS EXAMPLE X Annual Meeting of Stockholders MAY 26, 2011 With- For All For hold Except For Against Abstain Proposal No. 2: Ratification of Appointment of Independent Registered Public Accounting Firm Perry-Smith LLP THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL PROPOSALS. Mark here if you plan to attend the meeting Mark here for address change and note change Note: Please sign exactly as your name appears on this proxy. If signing for estates, trusts, corporations or partnerships, title or capacity should be stated. If shares are held jointly, each holder should sign. IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS for the Annual Meeting: The Notice and Proxy Statement and Form 10-k are available at http://www.1cbank.com/annualmeetingmaterials.html

X ANNUAL MEETING OF STOCKHOLDERS MAY 26, 2011 Detach above card, sign, date and mail in postage paid envelope provided. PLEASE ACT PROMPTLY PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. Please sign exactly as your name appears on this card. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. 1ST CENTURY BANCSHARES, INC REVOCABLE PROXY 1ST CENTURY BANCSHARES, INC The undersigned hereby appoints Robert A. Moore and Barry D. Pressman, M.D., and either of them, with full power of substitution, as proxies for the stockholder, to attend the Annual Meeting of the Stockholders of 1st Century Bancshares, Inc. (the “Company”), to be held at the Company's principal executive office located at 1875 Century Park East, Suite 100, Los Angeles, CA 90067, on Thursday, May 26, 2011, at 8:00 a.m., local time, and any adjournments thereof, and to vote all shares of the common stock of the Company that the stockholder is entitled to vote upon each of the matters referred to in the proxy and, at their discretion, upon such other matters as may properly come before this meeting. IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED. PLEASE MARK VOTES AS IN THIS EXAMPLE Date Sign above Please be sure to date and sign this proxy card in the box below. 6329 IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS for the Annual Meeting: The Notice and Proxy Statement and Form 10-k are available at http://www.1cbank.com/annualmeetingmaterials.html With- For All For hold Except For Against Abstain INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee's name in the space provided below. Proposal No. 2: Ratification of Appointment of Independent Registered Public Accounting Firm Perry-Smith LLP THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE LISTED PROPOSALS. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS. This proxy, when properly executed, will be voted in the manner directed herein by the stockholder of record. If no directions is made, this proxy will be voted FOR all Proposals. Proposal No. 1: Election of Directors William S. Anderson, Dave Brooks, Joseph J. Digange, Jason P. DiNapoli, Eric M. George, Alan D. Levy, Robert A. Moore, Barry D. Pressman, M.D., Alan I. Rothenberg, Nadine I. Watt, Lewis N. Wolff and Stanley R. Zax